EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Waste Management Announces Fourth Quarter and Full-Year 2015 Earnings
Company exceeds 2015 expectations Expects continued momentum through 2016	FOR MORE INFORMATION

Waste Management

HOUSTON – February 18, 2016 – Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended December 31, 2015. Revenues for the fourth quarter of 2015 were $3.25 billion compared with $3.44 billion for the same 2014 period. Net income for the quarter was $273 million, or $0.61 per diluted share, compared with net income of $590 million, or $1.28 per diluted share, for the fourth quarter of 2014. On an as-adjusted basis, net income would have been $320 million, or $0.71 per diluted share, in the fourth quarter of 2015 compared with $278 million, or $0.60 per diluted share, in the fourth quarter of 2014.(b)

The Company’s fourth quarter 2015 results have been adjusted to exclude approximately $0.10 per diluted share of net after-tax charges primarily related to the impairment of certain assets as a result of the pronounced decrease in oil and gas prices. The Company’s as-adjusted fourth quarter 2014 results exclude a tax affected $0.68 per diluted share impact primarily from the sale of the Company’s waste-to-energy business and other assets divested in 2014.(b)

For the full year 2015, the Company reported revenues of $13 billion, compared with $14 billion for 2014. Earnings per diluted share were $1.65 for the full year 2015 compared with $2.79 for the full year 2014. On an as-adjusted basis, earnings per diluted share were $2.61 for the full-year 2015 versus $2.30 for the full-year 2014.(b)

David P. Steiner, President and Chief Executive Officer of Waste Management, commented, “In 2015 we maintained our commitment to core price, disciplined growth, and cost controls. The continued improvement in these areas is reflected in our key operating metrics in our fourth quarter and full year results, leading to year-over-year improvements in adjusted operating income and margin and operating EBITDA and margin.(c)

“In the fourth quarter, the trend toward positive volumes continued, with internal revenue growth from volume in our traditional solid waste business improving 60 basis points compared to the fourth quarter of 2014. We saw improving volume trends across our industrial and commercial lines of business. We are encouraged by the positive momentum we are seeing in these volumes and expect them to continue to improve throughout 2016. Our continued focus on core price and costs, combined with improving volumes, position us for strong cash generation in 2016 and beyond.”

KEY HIGHLIGHTS FOR THE FOURTH QUARTER 2015 AND THE FULL YEAR 2015

•    In the fourth quarter, the Company saw a $50 million increase in internal revenue growth from its traditional solid waste business and a $59 million increase in revenues from acquisitions. However, overall revenue declined by 5.6%, or $191 million. That revenue decline stemmed from a $163 million decline from divestitures, $43 million in lower fuel surcharge revenues, $34 million in lower

Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Beck 713.394.5093 tbeck3@wm.com recycling revenues, and $33 million in foreign currency fluctuations. For the full year, the Company saw a $157 million increase in internal revenue growth from its traditional solid waste business and a $174 million increase in revenues from acquisitions. These increases were offset by a $762 million decline from divestitures, $211 million in lower recycling revenues, $171 million in lower fuel surcharge revenues, and $126 million in foreign currency fluctuations.

•    Core price, which consists of price increases and fees, other than the Company’s fuel surcharge, net of rollbacks, was 4.2% for both the fourth quarter and full year of 2015.(d) Internal revenue growth from yield for collection and disposal operations was 1.7% in the quarter and 1.8% for the full year.

•    Traditional solid waste business internal revenue growth from volume was slightly positive in the fourth quarter of 2015, an improvement of 60 basis points versus the fourth quarter of 2014. Total Company internal revenue growth from volume declined 0.9% in the fourth quarter, an improvement from a negative 1.4% in the third quarter of 2015. Total Company volume declined 1.6% for the full year 2015.

•    Average recycling commodity prices were approximately 18.6% lower in the fourth quarter of 2015 compared with the prior year period. Recycling volumes declined 1.6% in the fourth quarter. Despite these declines, earnings per diluted share from the Company’s recycling operations were flat when compared to the prior year period as a result of operational improvements in the Company’s recycling business. For the full year, average recycling commodity prices were approximately 17.5% lower and volumes declined 5.5%, driving a $0.04 decline in the Company’s earnings per diluted share from recycling operations.

•    Operating expenses improved by $143 million in the fourth quarter of 2015 compared to the prior year period. Excluding divestitures, operating expenses improved $50 million.(b) Lower fuel, lower commodity rebates, and continued route optimization drove the improvement. As a percent of revenue, operating expenses were 62.4% in the fourth quarter of 2015, as compared to 63.2% in the fourth quarter of 2014, an improvement of 80 basis points. For the full year, operating expenses improved by $771 million compared to the prior year period. On an adjusted basis, and excluding divestitures, operating expenses improved $328 million.(b)

•    SG&A expenses were 10.6% of revenue and improved by $33 million, or 30 basis points, compared with the fourth quarter of 2014. Excluding divestitures from the fourth quarter of 2014, SG&A expenses improved by $27 million and 70 basis points as a percent of revenue compared with the fourth quarter of 2014.(b) For the full year, SG&A expenses were 10.4% of revenue and improved by $138 million compared with 2014. On an adjusted basis, and excluding divestitures from 2014, SG&A expenses improved by $68 million from the full year of 2014. (b)

•    Net cash provided by operating activities was $526 million in the fourth quarter and $2.5 billion for the full year. Capital expenditures were $369 million in the fourth quarter and $1.23 billion for the full year.

•    Free cash flow was $188 million in the fourth quarter of 2015, which included a prepayment of $150 million for 2016 cash taxes.(b) The Company had $31 million of pre-tax divestiture proceeds in the quarter. Free cash flow for the full year was $1.41 billion, despite the previously mentioned tax prepayment and a reduction in free cash flow of $130 million related to businesses divested in 2014. (b) The Company had $145 million of pre-tax divestiture proceeds in 2015.

•    The Company paid dividends of $172 million to shareholders in the fourth quarter. For the full year, the Company returned almost $1.3 billion to shareholders through $695 million in dividends and $600 million in share repurchases.

•    In the fourth quarter the recorded effective tax rate was approximately 31.2% and the adjusted effective tax rate was approximately 32.4%. For the full year, the recorded effective tax rate was approximately 29.1%, and 32.3% on an adjusted basis.(b)

2016 OUTLOOK

The Company announced the following with regard to its financial outlook for 2016:

•    Adjusted earnings per diluted share are expected to be between $2.74 and $2.79. (b)

•    Recently completed acquisitions and tuck-in acquisitions expected to close in 2016 are estimated to generate between $50 and $75 million of operating EBITDA, although there will be no material benefit to earnings per diluted share in 2016 as first year non-cash amortization will offset the operating EBITDA contribution. Total operating EBITDA is expected to be approximately $3.6 billion for the full year, a 5% increase from 2015.(b)

•    Free cash flow for 2016 is projected to be between $1.5 and $1.6 billion.(b)

•    Core price is expected to be approximately 4.0% for 2016.(d) Internal revenue growth from yield on the collection and disposal business is expected to be between 1.5% and 2.0%.

•    Internal revenue growth from volume in the Company’s traditional solid waste business is expected to be positive in 2016. However, the Company does not expect a recovery in lower margin recycling or non-solid waste volumes. Consequently, the Company anticipates overall volumes to be about flat; with volumes in the first half of the year being slightly negative, and volumes turning positive in the second half of the year.

•    Recycling operations are expected to have no year-over-year impact on earnings per diluted share in 2016.

•    SG&A expenses are expected to be flat on a dollar basis for the full year.

•    The tax rate is expected to be about 35.0%.

•    Capital expenditures are expected to be in the range of $1.3 to $1.4 billion.

•    The Board of Directors has indicated its intention to increase the dividend by $0.10 to $1.64 per share on an annual basis, for an approximate annual cost of $730 million. The Board must separately declare each dividend.

•    The Company expects to repurchase up to $1 billion of common stock.

Steiner continued, “2015 was a very successful year for Waste Management. We met or exceeded the goals that we established at the beginning of the year, and that led us to exceed our original full year adjusted earnings per share guidance. Free cash flow was also on pace to exceed our original guidance, and as a result, we applied some of that excess toward 2016 cash taxes. Our strong free cash flow allowed us to return almost $1.3 billion to our shareholders. Moreover, in 2015 we spent more than $500 million on acquisitions that we expect to generate significant cash flow in 2016. Based upon the strength in our cash generation, our Board of Directors raised our dividend by more than 6% and authorized $1 billion of share repurchases.

“In 2016 we expect to continue the progress that we made in 2015 by continuing to execute on our pricing, disciplined growth, and cost control strategies, while integrating recently acquired businesses. This should position us to achieve approximately $3.6 billion of operating EBITDA(b), and to produce solid earnings and cash generation. In 2016, we will also continue to return significant cash to our shareholders, and we have already spent $150 million on share repurchases in the first quarter.”

Steiner concluded, “We commend our field and corporate staff teams for the great results in 2015. Their focus and execution has positioned our company well for continued growth in 2016 and beyond.”

(a)    For purposes of this press release, all references to “Net loss” and “Net income” refer to the financial statement line items “Net income (loss) attributable to Waste Management, Inc.” and “Net income attributable to Waste Management, Inc.,” respectively.

(b)    This press release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income, earnings per diluted share and effective tax rate, and comparisons to 2014 operating expenses and SG&A expenses, have been presented in certain instances excluding items identified in the reconciliations provided.

The Company’s projected full year 2016 earnings per diluted share and operating EBITDA are anticipated to be adjusted to exclude the effects of events or circumstances in 2016 that are not representative or indicative of the Company’s results of operations. Projected GAAP earnings per diluted share and operating EBITDA (as defined in note (c) below) for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share, projected earnings growth, adjusted projected operating EBITDA, or projected operating EBITDA growth to the comparable GAAP measure.

The Company also discusses free cash flow and provides projections of free cash flow. Free cash flow is a non-GAAP measure. The company discusses free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nevertheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as:

•    Net cash provided by operating activities

•    Less, capital expenditures

•    Plus, proceeds from divestitures of businesses and other assets (net of cash divested).

The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison.

The quantitative reconciliations of non-GAAP measures used herein to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected earnings per diluted share and projected operating EBITDA. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

(c)    The Company defines operating EBITDA as income from operations before depreciation and amortization; this measure may not be comparable to similarly titled measures reported by other companies.

(d)    Core price is a performance metric used by management to evaluate the effectiveness of our pricing strategies; it is not derived from our financial statements and may not be comparable to measures presented by other companies. Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the fourth quarter and full year 2015 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 21854213 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Thursday, February 18, 2016 through 5:00 PM (Eastern) on Thursday, March 3, 2016. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 21854213.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to all statements under the heading “2016 Outlook” and statements regarding 2016 earnings per diluted share and earnings growth / strength; 2016 free cash flow and growth; future operating EBITDA; cash generation capabilities / strength; volume trends and improvement; integration of acquisitions and contributions of such acquisitions to earnings and cash flow; success and execution of pricing, growth and cost control strategies; and future dividend rates and shares repurchases. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets and negotiate attractive terms; failure to consummate or integrate such acquisitions; failure to obtain the results anticipated from acquisitions; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com or www.thinkgreen.com.

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Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended December 31,
	2015	2014
Operating revenues	$3,246	$3,437
Costs and expenses:
Operating	2,027	2,170
Selling, general and administrative	343	376
Depreciation and amortization	301	307
Restructuring	8	13
(Income) expense from divestitures, asset impairments and unusual items	65	(181)

	2,744	2,685

Income from operations	502	752

Other income (expense):
Interest expense, net	(91)	(114)
Loss on early extinguishment of debt	(3)	—
Equity in net losses of unconsolidated entities	(6)	(17)
Other, net	(5)	(22)

	(105)	(153)

Income before income taxes	397	599
Provision for income taxes	124	1

Consolidated net income	273	598
Less: Net income attributable to noncontrolling interests	—	8

Net income attributable to Waste Management, Inc.	$273	$590

Basic earnings per common share	$0.61	$1.29

Diluted earnings per common share	$0.61	$1.28

Basic common shares outstanding	447.3	458.5

Diluted common shares outstanding	450.6	461.9

Cash dividends declared per common share	$0.385	$0.375

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended December 31,
	2015	2014
EPS Calculation:
Net income attributable to Waste Management, Inc.	$273	$590

Number of common shares outstanding at end of period	447.2	458.5
Effect of using weighted average common shares outstanding	0.1	—

Weighted average basic common shares outstanding	447.3	458.5
Dilutive effect of equity-based compensation awards and other contingently issuable shares	3.3	3.4

Weighted average diluted common shares outstanding	450.6	461.9

Basic earnings per common share	$0.61	$1.29

Diluted earnings per common share	$0.61	$1.28

(2)

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Twelve Months Ended December 31,
	2015	2014
Operating revenues	$12,961	$13,996
Costs and expenses:
Operating	8,231	9,002
Selling, general and administrative	1,343	1,481
Depreciation and amortization	1,245	1,292
Restructuring	15	82
(Income) expense from divestitures, asset impairments and unusual items	82	(160)

	10,916	11,697

Income from operations	2,045	2,299

Other income (expense):
Interest expense, net	(385)	(466)
Loss on early extinguishment of debt	(555)	—
Equity in net losses of unconsolidated entities	(38)	(53)
Other, net	(7)	(29)

	(985)	(548)

Income before income taxes	1,060	1,751
Provision for income taxes	308	413

Consolidated net income	752	1,338
Less: Net income (loss) attributable to noncontrolling interests	(1)	40

Net income attributable to Waste Management, Inc.	$753	$1,298

Basic earnings per common share	$1.66	$2.80

Diluted earnings per common share	$1.65	$2.79

Basic common shares outstanding	452.7	462.6

Diluted common shares outstanding	455.9	465.6

Cash dividends declared per common share	$1.54	$1.50

(3)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Twelve Months Ended December 31,
	2015	2014
EPS Calculation:
Net income attributable to Waste Management, Inc.	$753	$1,298

Number of common shares outstanding at end of period	447.2	458.5
Effect of using weighted average common shares outstanding	5.5	4.1

Weighted average basic common shares outstanding	452.7	462.6
Dilutive effect of equity-based compensation awards and other contingently issuable shares	3.2	3.0

Weighted average diluted common shares outstanding	455.9	465.6

Basic earnings per common share	$1.66	$2.80

Diluted earnings per common share	$1.65	$2.79

(4)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	December 31,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39	$1,307
Receivables, net	2,094	1,937
Other	212	282

Total current assets	2,345	3,526
Property and equipment, net	10,665	10,657
Goodwill	5,984	5,740
Other intangible assets, net	477	440
Other assets	948	934

Total assets	$20,419	$21,297

Liabilities and Equity
Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,257	$2,395
Current portion of long-term debt	253	1,090

Total current liabilities	2,510	3,485
Long-term debt, less current portion	8,728	8,345
Other liabilities	3,814	3,578

Total liabilities	15,052	15,408

Equity:
Waste Management, Inc. stockholders’ equity	5,345	5,866
Noncontrolling interests	22	23

Total equity	5,367	5,889

Total liabilities and equity	$20,419	$21,297

Note: Prior year information has been reclassified to conform to 2015 presentation.

(5)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Twelve Months Ended December 31,
	2015	2014
Cash flows from operating activities:
Consolidated net income	$752	$1,338
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	1,245	1,292
Loss on early extinguishment of debt	555	—
Other	324	(34)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(378)	(265)

Net cash provided by operating activities	2,498	2,331

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(554)	(35)
Capital expenditures	(1,233)	(1,151)
Proceeds from divestitures of businesses and other assets (net of cash divested)	145	2,253
Investments in unconsolidated entities	(20)	(33)
Net receipts from restricted trust and escrow accounts, and other	54	(39)

Net cash provided by (used in) investing activities	(1,608)	995

Cash flows from financing activities:
New borrowings	2,337	2,817
Debt repayments	(2,764)	(3,568)
Premiums paid on early extinguishment of debt	(555)	—
Common stock repurchases	(600)	(600)
Cash dividends	(695)	(693)
Exercise of common stock options	77	93
Other, net	45	(121)

Net cash used in financing activities	(2,155)	(2,072)

Effect of exchange rate changes on cash and cash equivalents	(3)	(5)

Increase (decrease) in cash and cash equivalents	(1,268)	1,249
Cash and cash equivalents at beginning of period	1,307	58

Cash and cash equivalents at end of period	$39	$1,307

(6)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2015	2015	2014
Operating Revenues by Lines of Business
Collection
Commercial	$834	$841	$838
Residential	626	630	629
Industrial	567	594	555
Other	97	92	85

Total Collection	2,124	2,157	2,107
Landfill	745	781	727
Transfer	348	359	336
Wheelabrator	—	—	176
Recycling	285	297	321
Other	358	387	373
Intercompany (a)	(614)	(621)	(603)

Operating revenues	$3,246	$3,360	$3,437

	Quarters Ended
	December 31, 2015		December 31, 2014
	Amount	As a% of Total Company	Amount	As a% of Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$(24)	-0.7%	$24	0.7%
Volume	(30)	-0.9%	(29)	-0.8%

Internal revenue growth	(54)	-1.6%	(5)	-0.1%
Acquisition	59	1.8%	8	0.2%
Divestitures	(163)	*	(48)	-1.4%
Foreign currency translation	(33)	-1.0%	(18)	-0.5%

	$(191)	-5.6%	$(63)	-1.8%

	Amount	As a% of Related Business	Amount	As a% of Related Business
(i) Average yield
Collection and disposal	$48	1.7%	$57	2.0%
Recycling commodities	(29)	-9.4%	(21)	-5.9%
Electricity	—	0.0%	(3)	-4.9%
Fuel surcharges and mandated fees	(43)	-26.7%	(9)	-5.3%

Total	$(24)	-0.7%	$24	0.7%

	Quarters Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Free Cash Flow Analysis (b)
Net cash provided by operating activities	$526	$520	$2,498	$2,331
Capital expenditures	(369)	(370)	(1,233)	(1,151)
Proceeds from divestitures of businesses and other assets (net of cash divested)	31	1,934	145	2,253

Free cash flow	$188	$2,084	$1,410	$3,433

*	Percentage change does not provide a meaningful comparison.
(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2015	2015	2014
Balance Sheet Data
Cash and cash equivalents	$39	$113	$1,307

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,981	$9,050	$9,435
Total equity	5,367	5,257	5,889

Total capital	$14,348	$14,307	$15,324

Debt-to-total capital	62.6%	63.3%	61.6%

Capitalized interest	$4	$4	$5

Acquisition Summary (a)
Gross annualized revenue acquired	$75	$36	$3

Total consideration	$128	$56	$4

Cash paid for acquisitions	$81	$19	$3

Other Operational Data
Internalization of waste, based on disposal costs	65.7%	65.7%	67.5%

Total landfill disposal volumes (tons in millions)	24.7	26.1	24.5
Total waste-to-energy disposal volumes (tons in millions)	—	—	1.6

Total disposal volumes (tons in millions)	24.7	26.1	26.1

Active landfills	249	252	252

Landfills reporting volume	233	235	235

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$87.2	$94.0	$83.7
Asset retirement costs	1.2	24.8	4.7

Total landfill amortization expense (b) (c)	88.4	118.8	88.4
Accretion and other related expense	19.7	19.3	19.4

Landfill amortization, accretion and other related expense	$108.1	$138.1	$107.8

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods except for Cash paid for acquisitions, which may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended December 31, 2015 as compared to the quarter ended September 30, 2015 reflects a decrease in amortization expense of approximately $30.4 million, primarily due to changes in landfill estimates identified in both quarters and by an increase in volumes primarily due to seasonality.
(c)	The quarter ended December 31, 2015 as compared to the quarter ended December 31, 2014 amortization expense is flat, the increase due to volume was offset by the decrease due to changes in landfill estimates.

(8)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended December 31, 2015				Quarter Ended December 31, 2014
Adjusted Net Income and Diluted Earnings Per Share	After-tax Amount	(a)		Per Share Amount	After-tax Amount	(a)		Per Share Amount
Net Income and Diluted EPS, as reported	$273			$0.61	$590			$1.28
Adjustments:
Asset impairments and unusual items (b)	42	(c	)		229	(d	)
Restructuring	5				8
Gain on sale of waste-to-energy business	—				(519)

	47			0.10	(282)			(0.61)

Adjusted Net Income and Diluted EPS	$320			$0.71	$308			$0.67
Earnings from businesses and assets divested in 2014	—			—	(30)			(0.07)

Further Adjusted Net Income and Diluted EPS	$320			$0.71	$278			$0.60

	Year Ended December 31, 2015				Year Ended December 31, 2014
Adjusted Net Income and Diluted Earnings Per Share	After-tax Amount	(a)		Per Share Amount	After-tax Amount	(a)		Per Share Amount
Net Income and Diluted EPS, as reported	$753			$1.65	$1,298			$2.79
Adjustments:
Loss on early debt extinguishment	344				—
Asset impairments and unusual items (b)	54				247
Partial withdrawal from multiemployer pension plan	32				2
Restructuring	5				52
Sales of businesses, net	—				(477)
Legal reserves	—				29

	435			0.96	(147)			(0.31)

Adjusted Net Income and Diluted EPS	$1,188			$2.61	$1,151			$2.48
Earnings from businesses and assets divested in 2014	—			—	(80)			(0.18)

Further Adjusted Net Income and Diluted EPS	$1,188			$2.61	$1,071			$2.30

(a)	Please see the “Adjusted tax expense reconciliation” for the tax expense associated with each of the after-tax adjustments to net income and diluted EPS in the fourth quarter and full year of 2015 and 2014.
(b)	Adjustments in 2015 and 2014 include impairment charges associated with assets in the “Asset impairments and unusual Items” financial caption as well as impairment charges associated with certain of our investments in unconsolidated entities that are included in “Other, net” financial caption. In addition, adjustments in 2014 include impairment charges associated with certain of our investments in unconsolidated entities that are included in “Equity in net losses of unconsolidated entities” financial caption.
(c)	Adjustments in the fourth quarter of 2015 consist primarily of an after-tax charge of $40 million to impair certain of our oil and gas producing properties resulting from the pronounced decrease in oil and gas prices in the fourth quarter of 2015.
(d)	Adjustments in the fourth quarter of 2014 consist of after-tax charges of:

i) $164 million to impair certain of our oil and gas producing properties primarily as a result of the pronounced decrease in oil and gas prices in the fourth quarter of 2014; and

ii) $65 million to: a) write-down waste diversion technology assets and certain other assets and b) write-down equity method and cost method investments in waste diversion technology companies.

(9)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended December 31, 2015			Quarter Ended December 31, 2014
Adjusted Tax Expense Reconciliation and Effective Tax Rate	Pre-tax Income	Tax Expense	Effective Tax Rate (a)	Pre-tax Income	Tax Expense
As reported amounts	$397	$124	31.2%	$599	$1
Adjustments:
Asset impairments and unusual items (b)	68	26		364	135
Restructuring charges	8	3		13	5
Gain on sale of waste-to-energy business	—	—		(519)	—

As adjusted amounts	$473	$153	32.4%	$457	$141

	Year Ended December 31, 2015			Year Ended December 31, 2014
Adjusted Tax Expense Reconciliation and Effective Tax Rate	Pre-tax Income	Tax Expense	Effective Tax Rate (a)	Pre-tax Income	Tax Expense
As reported amounts	$1,060	$308	29.1%	$1,751	$413
Adjustments:
Loss on early debt extinguishment	550	206		—	—
Asset impairments and unusual items (b)	81	27		387	140
Partial withdrawal from multiemployer pension plan	55	23		3	1
Restructuring	8	3		81	29
Sales of businesses, net	—	—		(515)	(38)
Legal reserves	—	—		31	2

As adjusted amounts	$1,754	$567	32.3%	$1,738	$547

(a)	The Company calculates its effective tax rate based on actual dollars. Rounding differences occurred when the effective tax rate was calculated using Pre-tax Income and Tax Expense amounts included in the table above, as these items have been rounded in millions.
(b)	Adjustments in 2015 and 2014 include impairment charges associated with assets in the “Asset impairments and unusual Items” financial caption as well as impairment charges associated with certain of our investments in unconsolidated entities that are included in “Other, net” financial caption. In addition, adjustments in 2014 include impairment charges associated with certain of our investments in unconsolidated entities that are included in “Equity in net losses of unconsolidated entities” financial caption.

(10)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Year Ended December 31, 2015	Year Ended December 31, 2014
Adjusted Operating Expenses	Amount	Amount
Operating Expenses, as reported	$8,231	$9,002
Adjustment:
Partial withdrawal from multiemployer pension plan	(55)	(3)

Adjusted Operating Expenses	$8,176	$8,999
Expenses from businesses and assets divested in 2014	—	(495)

Further Adjusted Operating Expenses (a)	$8,176	$8,504

	Year Ended December 31, 2015	Year Ended December 31, 2014
Adjusted SG&A Expenses	Amount	Amount
SG&A Expenses, as reported	$1,343	$1,481
Adjustment:
Legal reserves	—	(31)

Adjusted SG&A Expenses	$1,343	$1,450
Expenses from businesses and assets divested in 2014	—	(39)

Further Adjusted SG&A Expenses (b)	$1,343	$1,411

2016 Projected Free Cash Flow Reconciliation (c)
	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,750	$2,900
Capital expenditures	(1,300)	(1,400)
Proceeds from divestitures of businesses and other assets (net of cash divested)	50	100

Free Cash Flow	$1,500	$1,600

(a)	Excluding the operating expenses associated with the items identified in the table, operating expenses in 2015 improved $328 million, or 100 basis points, to 63.1% of revenues, as compared with prior year.
(b)	Excluding the SG&A expenses associated with the items identified in the table, SG&A expenses in 2015 improved $68 million, or 20 basis points, to 10.4% of revenues, as compared with prior year.
(c)	The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2016. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(11)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended December 31, 2015
Adjusted Income from Operations, Adjusted Operating EBITDA and each as a percent of Adjusted Revenues	Amount			As a% of Revenues
Operating Revenues, as reported	$3,246
Income from Operations, as reported	$502
Adjustments:
Asset impairments and unusual items	65
Restructuring charges	8

Adjusted Income from Operations	$575	(a	)	17.7%	(a	)
Depreciation and amortization	301

Adjusted Operating EBITDA	$876	(b	)	27.0%	(b	)

	Quarter Ended December 31, 2014
Adjusted Income from Operations, Adjusted Operating EBITDA and each as a percent of Adjusted Revenues	Amount			As a% of Revenues
Operating Revenues, as reported	$3,437
Adjustment:
Businesses and assets divested in 2014	(151)

Adjusted Operating Revenues	$3,286
Income from Operations, as reported	$752
Adjustments:
Gain on sale of waste-to-energy business	(519)
Asset impairments	338
Restructuring charges	13
Businesses and assets divested in 2014	(51)

Adjusted Income from Operations	$533	(a	)	16.2%	(a	)
Depreciation and amortization (c)	306

Adjusted Operating EBITDA	$839	(b	)	25.5%	(b	)

(a)	Adjusted income from operations improved by $42 million, or 150 basis points, to 17.7% of revenues, as compared with the prior year period adjusted results, as further adjusted to exclude amounts attributed to businesses and assets divested in 2014.
(b)	Adjusted operating EBITDA improved by $37 million, or 150 basis points, to 27.0% of revenues, as compared with the prior year period adjusted results, as further adjusted to exclude amounts attributed to businesses and assets divested in 2014.
(c)	Depreciation and amortization has been adjusted to exclude amounts attributed to businesses and assets divested in 2014. See page 14 for a reconciliation.

(12)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Year Ended December 31, 2015
Adjusted Income from Operations, Adjusted Operating EBITDA and each as a percent of Adjusted Revenues	Amount			As a% of Revenues
Operating Revenues, as reported	$12,961
Income from Operations, as reported	$2,045
Adjustments:
Asset impairments and unusual items	77
Partial withdrawal from multiemployer pension plan	55
Restructuring charges	8

Adjusted Income from Operations	$2,185	(a	)	16.9%	(a	)
Depreciation and amortization	1,245

Adjusted Operating EBITDA	$3,430	(b	)	26.5%	(b	)

	Year Ended December 31, 2014
Adjusted Income from Operations, Adjusted Operating EBITDA and each as a percent of Adjusted Revenues	Amount			As a% of Revenues
Operating Revenues, as reported	$13,996
Adjustment:
Businesses and assets divested in 2014	(734)

Adjusted Operating Revenues	$13,262
Income from Operations, as reported	$2,299
Adjustments:
Gain on sale of waste-to-energy business	(519)
Asset impairments	357
Restructuring charges	81
Legal reserves	31
Partial withdrawal from multiemployer pension plan	3
Businesses and assets divested in 2014	(164)

Adjusted Income from Operations	$2,088	(a	)	15.7%	(a	)
Depreciation and amortization (c)	1,256

Adjusted Operating EBITDA	$3,344	(b	)	25.2%	(b	)

(a)	Adjusted income from operations improved by $97 million, or 4.6%, and our adjusted income from operations margin improved 120 basis points to 16.9% of revenues, as compared with the prior year period adjusted results, as further adjusted to exclude amounts attributed to businesses and assets divested in 2014.
(b)	Adjusted operating EBITDA improved by $86 million or 2.6%, and our adjusted operating EBITDA margin improved 130 basis points to 26.5% of revenues, as compared with the prior year period adjusted results, as further adjusted to exclude amounts attributed to businesses and assets divested in 2014.
(c)	Depreciation and amortization has been adjusted to exclude amounts attributed to businesses and assets divested in 2014. See page 15 for details.

(13)

Waste Management, Inc.

Supplemental Data - Q4 2014 Impact of Divestitures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

The following table presents certain financial measures that have been adjusted to exclude amounts attributed to divestitures during 2014, primarily our waste-to-energy business and other solid waste assets. These pro-forma 2014 financial measures are non-GAAP measures and should not be considered a substitute for the as-reported amounts. We have included this information because the Company had significant divestitures in 2014; accordingly, management believes that presenting certain financial measures as adjusted to exclude amounts attributed to divested operations and assets will provide investors with a more meaningful comparison to 2015 results.

	Quarter ended December 31, 2014
Selected Financial Information	Results	LESS: Amounts Attributed to Divestitures	Pro-Forma
Operating Revenues	$3,437	$151	$3,286
Operating Expenses	$2,170	$93	$2,077	(b	)
SG&A Expenses	$376	$6	$370	(c	)
Depreciation and Amortization	$307	$1	$306
Income From Operations (a)	$584	$51	$533
Operating EBITDA (a)	$891	$52	$839
Net Income (a)	$308	$30	$278
Earnings Per Diluted Share (a)	$0.67	$0.07	$0.60
Net Cash Provided by Operating Activities	$520	$22	$498
Capital Expenditures	$370	$1	$369
Proceeds from Divestitures	$1,934	$1,921	$13
Free Cash Flow	$2,084	$1,942	$142

(a)	These amounts have been adjusted for items excluded from the Company’s as-adjusted results in the fourth quarter of 2014. For a reconciliation of these adjusted amounts to the most comparable GAAP measure, please see: income from operations and operating EBITDA on page 12 and net income and earnings per diluted share on page 9.
(b)	As-reported operating expenses for the fourth quarter of 2015 were $2,027 million. As a result, after excluding divestitures from the fourth quarter of 2014, operating expenses improved by $50 million, or 80 basis points, to 62.4% of revenues, as compared with the prior year period.
(c)	As-reported SG&A expenses for the fourth quarter of 2015 were $343 million. As a result, after excluding divestitures from the fourth quarter of 2014, SG&A expenses improved by $27 million, or 70 basis points, to 10.6% of revenues, as compared with the prior year period.

(14)

Waste Management, Inc.

Supplemental Data - 2014 Impact of Divestitures by Quarter

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

The following table presents certain financial results attributed to divestitures during 2014, primarily our waste-to-energy business and other solid waste assets. We have included this information because the Company had significant divestitures in 2014; accordingly, management believes that providing this additional detail regarding prior financial results attributed to divested operations and assets will help investors understand the Company’s 2015 financial projections and provide investors with more meaningful comparisons to 2015 results.

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Year 2014
Gross Operating Revenues	$253	$218	$204	$177	$852
Intercompany Operating Revenues	(35)	(29)	(28)	(26)	(118)

Net Operating Revenues	$218	$189	$176	$151	$734

Operating Expenses	$155	$134	$113	$93	$495
SG&A Expenses	$12	$13	$8	$6	$39
Depreciation and Amortization	$15	$16	$4	$1	$36
Income from Operations	$36	$26	$51	$51	$164
Operating EBITDA (a)	$51	$42	$55	$52	$200
Net Income	$16	$9	$25	$30	$80
Earnings per Diluted Share	$0.04	$0.02	$0.05	$0.07	$0.18
Net Cash Provided by Operating Activities	$57	$16	$45	$22	$140
Capital Expenditures	$2	$3	$4	$1	$10
Proceeds from Divestitures	$155	$65	$39	$1,921	$2,180
Free Cash Flow (b)	$210	$78	$80	$1,942	$2,310

(a)	Management refers to GAAP income from operations, before depreciation and amortization, as operating EBITDA.
(b)	Please see note (b) to the earnings press release for a definition and additional information regarding our use of this non-GAAP measure.

(15)